                                                                    EXHIBIT 10.1


                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         This Amended and Restated Employment Agreement ("the Agreement") between James J. Condon ("you" or "Employee") and CyberCash, Inc., a Delaware corporation with offices at 2100 Reston Parkway, Reston, Virginia ("CyberCash" or the "Company") is entered into as of the 20th day of August, 1999 and sets forth the new terms and conditions of your employment by CyberCash.

         You and the Company are currently parties to an employment contract dated as of March 17, 1999. In order to induce you to continue in your position with the Company, it has agreed to amend that agreement. As a further inducement, the Company has represented to you that its Board of Directors will give consideration to elevating you to the position of Chief Executive Officer should William Melton, the current Chief Executive Officer, resign from that position.

1.       SCOPE

         a) You will act as President and Chief Operating Officer of CyberCash, and in that capacity you will report directly to the Chief Executive Officer. You will be responsible for the day-to-day oversight and management of the business of CyberCash, including:

                 i) Assisting in the development of strategies to make CyberCash the leading global provider of software and services to enable payments.

                 ii) Providing general management of the Company's marketing, sales, development, operations, human resources, and finance and administration activities.

                 iii) Representing the interests of CyberCash and its affiliated companies in accordance with the Company's strategies.

         b) If you are appointed Chief Executive Officer, you will assume the duties normally inherent in that office, and you will report directly to the Board of Directors.

         c) You agree not to engage in any other employment or activity at any time during your employment with CyberCash which materially interferes with the performance of your duties for CyberCash.






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2.       TERM OF EMPLOYMENT

         The term of this Agreement will be from March 17, 1998 through December 31, 2002.

3.       COMPENSATION AND BENEFITS

         a)      Your compensation will consist of the following:

                 i) Salary: Effective July 1, 1999, you will begin receiving an annual base salary of $290,000, to be paid monthly in arrears into a bank account designated by you. You will be responsible for the payment of any taxes due. Your base salary will be increased to $320,000 on September 1, 2000, and increased to $350,000 on January 1, 2002.

                 ii) Stock Options: Stock Options to purchase 100,00 shares of the Company's common stock at a price per share equal to the closing price of the common stock on the day prior to the date the options are approved by the Board of Directors or its Compensation Committee. Of these, options to purchase 50,000 shares will start vesting immediately and will vest over 40 months in accordance with the Company's standard policy. An additional 50,000 will commence vesting on the last day of the first fiscal quarter in which the Company reports an operating profit. These options will be issued under, and will be subject to, the terms and conditions of CyberCash's 1995 Employee Stock Option Plan ("ESOP") and will be evidenced by CyberCash's standard form option agreement reflecting the terms of this paragraph.

                          Additional Stock Options: CyberCash will grant you additional stock options in the following amounts under the terms set forth below:

                          (1) Options to purchase 200,000 shares of the Company's Common Stock at the price of $10.20 per share. Those options will start vesting immediately and will vest over 40 months in accordance with the Company's standard policy.

                          (2) Options to purchase 200,000 shares of the Company's Common Stock at the price of $10.20 per share. Those options will vest on December 31, 2002 .

                          These options will be issued under, and will be subject to, the terms and conditions of CyberCash's 1995 ESOP and will be





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
                          evidenced by CyberCash's standard form of option agreement reflecting the terms of this paragraph; all options will vest immediately in the event of a Change in Control following which you are not retained or appointed as the CEO under the new ownership structure.

                 iii) Bonuses: CyberCash will pay you the following bonuses:

                          September 01, 1999:      $100,000

                          February 01, 2000:       $150,000

                          February 01, 2001:       $200,000

                          February 01, 2002:       $250,000

                          February 01, 2003:       $300,000

         b) Severance Pay: You will be entitled to severance pay equal to your then current base salary (without benefits, but not less than $290,000 per annum) for eighteen months, paid in equal monthly installments, plus a bonus equal to 1.5 times the amount of any annual bonus you were paid for the calendar year immediately preceding the termination of your employment if
                 (i) your employment with CyberCash is terminated by CyberCash other than for Cause, (ii) there is a Change of Control or Change of Responsibilities.

                 For the purposes of this Agreement:

                 i) Cause for termination shall exist if: (a) you fail or refuse to perform your duties (not including a failure to perform due to a disability entitling you to disability benefits) and your failure or refusal continues after written notice; (b) you are convicted for a crime constituting a felony involving moral turpitude; or (c) you commit a material act of fraud or dishonesty resulting in substantial harm to the Company.

                 ii) Change of Control shall mean (i) a transaction or series of related transactions resulting in a change in beneficial ownership of more than 50% of the outstanding equity securities of the Company; (ii) or a sale of all or substantially all of the assets of the Company; provided that such a transaction shall not be considered a change in Change in Control if after the transaction a majority of the members of the board of directors are persons who were members of the board of directors prior to the transaction and you remain the Chief Operating Officer (or, if you have been promoted, the Chief Executive Officer) of the Company.





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                 iii)     There would be a Change of Responsibilities if because
                          of actions of the Board of Directors of the Company you no longer are performing the functions normally performed by the Chief Operating Officer (or, if you have been promoted, the Chief Executive Officer) of a corporation similar to the Company.

         c) The Company shall provide you the following additional benefits:

                 i) Health insurance benefits for you and your family, in accordance with the standard CyberCash health insurance plan for CyberCash executives.

                 ii)      Twenty-three days per year of paid vacation.

                 iii) An allowance of up to $600 per month to lease an automobile.

                 iv) A life insurance policy on your life in the amount of $1,000,000 for the benefit of your named beneficiary.

                 v)       Reimbursement of pre-approved business expenses.

4.   CONFIDENTIAL INFORMATION.

         a) In the course of your employment, CyberCash will disclose to you confidential information concerning, among other things, CyberCash's existing and prospective clients, existing and contemplated products and services, inventions, software, and other matters and information received from CyberCash clients, any CyberCash affiliated entities, and other third parties, which information constitutes valuable assets of CyberCash ("Confidential Information"). The term "Confidential Information" shall include all information that is not known by, or generally available to the public at large and that concerns the business or affairs of CyberCash and CyberCash's affiliated entities, including, but not limited to, technology, methods of operation, and information regarding clients of a party hereto. CyberCash shall have no obligation to specifically identify any information as constituting Confidential Information in order for it to be entitled to protection as such.

         b) You will not, at any time during or after your employment, without the prior written consent of CyberCash, use any portion of the Confidential Information for any purpose other than as contemplated herein, and you agree that:

                 i) You will hold all Confidential Information in the strictest confidence, and will exercise at least the same care with respect thereto as you exercise with respect to your own proprietary and confidential information, and will not, without CyberCash's prior written consent,





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
                          copy or disclose any portion thereof to any third party except as contemplated herein; and

                 ii) You will not remove or permit to be removed from any Confidential Information any notice placed thereon by CyberCash indicating the confidential nature of, or the proprietary right of CyberCash in such items.

         c) The foregoing shall not prohibit or limit your use of information (including, but not limited to, ideas, concepts, know-how, techniques, and methodologies) which: (i) are already known to you; (ii) are independently developed by you;
                 (iii) were received by you on a non-confidential basis, prior to receipt from CyberCash, from a third party lawfully possessing and lawfully entitled to disclose such information; or (iv) becomes part of the public domain through circumstances unrelated to any breach by you of this Agreement.

         d) In the event you become aware that any person or entity is taking or threatens to take any action which would violate any of the foregoing provisions were that person or entity a party to this Agreement, you shall promptly and fully advise CyberCash (with written confirmation as soon as practicable thereafter) of all facts known to you concerning such action or threatened action. You shall not in any way aid, abet or encourage any such action or threatened action. You agree to cooperate in all reasonable ways to prevent such action or threatened action, and you agree to do all reasonable things and cooperate in all reasonable ways as may be requested by CyberCash to protect the trade secrets, and proprietary rights of CyberCash in and to the Confidential Information.

5.       OWNERSHIP OF WORK.

         a) CyberCash shall own and you hereby assign to CyberCash all right, title and interest in any invention, technique, process, device, discovery, improvement or know-how, patentable or not, including all trade secrets and copyrights, in and to the following works created by you on CyberCash premises or at any other location: (i) works that relate to or are derived from the actual or anticipated business of CyberCash, and (ii) works that result from or are derived from any services performed by you or, if not actually performed, services requested by CyberCash to be so performed (collectively the "Contract Work"). CyberCash shall own such Contract Work even if you create such Contract Work outside normal working hours and regardless of the ownership of the equipment used to create such Contract Work. Such Contract Work shall include program codes and documentation.

         b) To the extent that any such Contract Work does not qualify as works made for hire under U.S. copyright law, you hereby assign to CyberCash and agree to assign to CyberCash, irrevocably and in perpetuity, any and all right, title and





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
                 interest that you may have in and to the Contract Work. Promptly upon CyberCash's request, you agree that you will execute any appropriate assignment document.

         c) If you alone or jointly with others make or conceive of any invention, technique, process, or other know-how, whether patentable or not, in the course of your employment, which relates in any manner to the actual or anticipated business of CyberCash (collectively, "Inventions"), you hereby assign to CyberCash your entire right, title and interest in such Inventions. You will disclose any such Inventions to an officer of CyberCash and will, upon request, promptly sign a specific assignment of title to CyberCash, and do anything else reasonably necessary to enable CyberCash to secure patent, trade secret or any other proprietary rights in the United States or foreign countries.

         d) You hereby agree, at CyberCash's request, to assist CyberCash and its nominees to secure, maintain, and defend for CyberCash's own benefit all copyrights and patents, and other proprietary rights in the Contract Work in any and all countries. Your obligations to assist CyberCash in obtaining and enforcing its proprietary rights in the Contract Work shall continue beyond the termination or expiration of this Agreement, but CyberCash shall compensate you for any assistance rendered after such expiration or termination at a reasonable rate for time actually spent by you at CyberCash's request.

         e) You understand that you may continue to work on, and retain rights to, projects of your own interest outside of CyberCash which do not in any way compete or conflict with the current or planned business of CyberCash provided that (i) they do not fall under the paragraphs titled "Ownership of Works" above; and (ii) they do not interfere in any way with your time at work or duties for CyberCash. You understand that you are not permitted to engage in any outside business activities while employed by CyberCash which compete with or conflict with the current or planned business of CyberCash.

6.       EQUITABLE RELIEF.

         a) Because any breach by you of the promises set forth in Sections 4 and 5 herein would cause irreparable harm and significant injury which dollar amount would be difficult to ascertain and which in fact would not be compensable by money damages alone, you agree that CyberCash shall have the right to enforce this Agreement and any of such provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that CyberCash may have for breach of this Agreement.

         b) You hereby consent to the personal jurisdiction of the U.S. federal courts in the Commonwealth of Virginia over you in connection with all disputes regarding





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                 this Agreement and agree that all disputes regarding this
                 Agreement shall be exclusively settled in those courts.

7.       RESTRICTIVE COVENANTS.

         a) You further agree that, unless CyberCash has materially failed to meet its obligations under this Agreement, during your employment by CyberCash and for a period of eighteen months (or, if you were employed by CyberCash for less than eighteen months and you are not receiving the above described severance pay, for a shorter period equal to the duration of your employment by CyberCash) commencing on the date of termination of your employment with CyberCash (the "Termination Date"), you shall not:

                 i) solicit business or perform work for any of CyberCash's past or present clients, or for any of CyberCash's prospective clients to whom CyberCash has made written proposals within six months prior to the Termination Date, either directly or indirectly, for the benefit of anyone other than CyberCash or participate or assist in any way in the solicitation of business from or performance of work for any such clients as an independent contractor or consultant to any other entity unless the business being solicited or the work being performed is not directly competitive with the services and products provided by the CyberCash to such clients (the business of CyberCash is international in scope, therefore, the restrictions of this paragraph shall apply worldwide);

                 ii) hire any past or present CyberCash employee, or knowingly attempt to induce any employee of CyberCash to leave CyberCash's employ;

                 iii) either directly or indirectly, alone or in association with others, become an employee, officer, director, partner or five percent or greater stockholder of, or consultant to, any entity which engages in the development, sale or marketing of software or services to enable electronic payments, or in any other business which is directly competitive with any business conducted by CyberCash; and

                 iv) enter the employ of any person, firm or other entity engaged in any business that directly competes with the Company Business, as defined below, or render any services to any person, firm or other entity for use in directly competing with the Company Business.





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         b)      You acknowledge that (i) CyberCash is engaged and in the
                 future will be engaged in the business of providing technology and services to enable electronic payments (the foregoing, together with any other businesses that CyberCash engages from the date hereof to the date of the termination of this Agreement, being hereinafter referred to as the "Company Business"); (ii) your services to CyberCash have been and will continue to be special and unique and have immeasurable value to CyberCash; (iii) your work for CyberCash allows you access to trade secrets of and confidential information concerning CyberCash; (iv) the Company Business is national and international in scope; (v) CyberCash would not have entered into this Agreement and employed you but for the agreements and covenants contained in this Agreement; and (vi) the agreements and covenants contained in this Agreement are essential to protect the business and goodwill of CyberCash.

8.       GOVERNING LAW AND SEVERABILITY.

         This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. If any provision of this Agreement is for any reason found by a court of competent jurisdiction to be unenforceable, that provision will be enforced to the maximum extent permissible, and the remainder of this Agreement shall continue in full force and effect.

9.       NOTICES.

         Any notices required or permitted hereunder shall be given to the appropriate party at the address specified above or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or three days after being sent by certified or registered mail or Federal Express.

10.      ENTIRE AGREEMENT AND MODIFICATION.

         Except as modified in this Amended and Restated Employment Agreement, all other terms and conditions of the Agreement remain in full force and effect. This Agreement contains the entire agreement between you and CyberCash concerning the subject matter hereof and supersedes all prior agreements and understandings, including but not limited to the Employment Agreement dated March 17, 1998. This Agreement may be modified only by a writing signed by





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the parties hereto.  If the terms of this offer of employment are acceptable to you, please sign and return the enclosed copy of this letter, confirming your agreement with the foregoing.



James J. Condon                        CyberCash, Inc.



/s/ JAMES J. CONDON                    By:    /s/ WILLIAM N. MELTON
------------------------------                --------------------------------

Date: August 20, 1999                  Name:  William N. Melton

                                       Title: Chief Executive Officer

                                       Date:  August 20, 1999





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



                  COMPENSATION AGREEMENT AND PERSONAL GUARANTEE

         This Compensation Agreement and Personal Guarantee ("Compensation Agreement") between James J. Condon ("Condon") and William Melton ("Melton") is entered into this 20th day of August, 1999 .

         WHEREAS pursuant to that certain Employment Agreement dated March 17, 1998, Condon is employed as the President and Chief Operating Officer of CyberCash, Inc. a Delaware corporation with offices at 2100 Reston Parkway, Reston, Virginia ("CyberCash" or "Company"); and

         WHEREAS CyberCash and Condon are considering entering into an Amended and Restated Employment Agreement which would supersede the March 17, 1998 Employment Agreement; and

         WHEREAS pursuant to the Amended and Restated Employment Agreement CyberCash will agree to give Condon additional compensation in the form of increased salary and stock and consider appointing him its Chief Executive Officer upon Melton's resignation; and

         WHEREAS Melton himself, as the Chief Executive Officer of CyberCash and a major stockholder, personally desires to secure Condon's services by removing the risk that Condon may not realize the full benefit of the compensation package set forth in the Amended and Restated Employment Agreement; and

         WHEREAS Condon has agreed to continue his employment at CyberCash in reliance on Melton's promise to guarantee Condon the full benefit of his compensation package, regardless of the obligations of CyberCash and notwithstanding the possibility that Condon might not otherwise be entitled under the Amended and Restated Employment Agreement to the financial benefits guaranteed herein by Melton;

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. In lieu of pursuing other opportunities currently available to him, Condon agrees to execute the Amended and Restated Employment Agreement and remain employed by CyberCash.

2. On or about the dates indicated below, Melton will pay Condon the difference, if any, between the amount of any bonus paid to Condon by CyberCash and the following amounts:

                           September 01, 1999:       $100,000

                           February 01, 2000:        $150,000

                           February 01, 2001:        $200,000

                           February 01, 2002:        $250,000

                           February 01, 2003:        $300,000

     Melton may fulfill his obligation in this paragraph 2 by paying Condon in cash or additional stock valued as of the date the bonus is due and payable.

3. Melton hereby grants Condon the option to purchase 100,000 shares of CyberCash common stock currently held by Melton at a price of $10.20 per share. These options will vest on December 31, 2002 and Condon's right to exercise the options will expire on February 1, 2003. In recognition of his obligation to Condon hereunder, and regardless of his rights and obligations under any other Agreement to sell, transfer, or otherwise dispose of CyberCash common stock that he currently holds, Melton agrees to hold at least 100,000 shares of CyberCash common stock until February 1, 2003.

4. No later than February 1, 2003, Melton will pay Condon the difference, if any, between $6 million and the combined value of Condon's options (approximately 800,000) under the Amended and Restated Employment Agreement and this Compensation Agreement.

5. In the event of a Change in Control and a Change of Responsibilities (as defined in the Amended and Restated Employment Agreement) prior to December 31, 2002 (hereinafter together referred to as the "Transition Event"), Melton's guarantee of Condon's compensation package will be prorated for each 6 month period that Condon was employed by CyberCash prior to the Transition Event. Thus, if the Transition Event occurs at any time within the applicable time periods set forth below, Melton will pay Condon the following amounts either in cash or equity, but only after first subtracting the sum of the total value of all bonuses already paid by Melton or the Company to Condon pursuant to this Compensation Agreement and the total value of Condon's vested options as of the date of the Transition Event.

                 July 15, 1999 - January 15, 2000:  $1,000,000
                 January 16, 2000 - July 15, 2000:  $2,000,000
                 July 16, 2000 - January 15, 2001:  $3,000,000
                 January 16, 2001 - July 15, 2001:  $4,000,000
                 July 16, 2001 - January 15, 2002:  $5,000,000
                 January 16, 2002 - July 15, 2002   $6,000,000
                 July 16, 2002 - December 31,2002:  $7,000,000

6. In the event of Condon's death prior to December 31, 2002, Condon's estate shall have the right to either (1) immediately vest all 500,000 options and wait until

     December 31, 2002 to calculate the value of the options in order to determine whether any additional amount is due by Melton pursuant to paragraph 4 of this Compensation Agreement; or (2) transfer to Melton these options with all their rights and privileges in exchange for immediate payment of $6 million in cash or equity.

7. This Compensation Agreement shall inure to the benefit of each party's successors, heirs, assigns, and personal representatives. In the event of Condon's death, all benefits owed to Condon pursuant to this Agreement shall be paid to Condon's designated beneficiary. In the event Condon does not designate a beneficiary, all benefits shall be payable to Condon's estate.

8. In the event of Melton's death, this Compensation Agreement will be binding on Melton's successors, heirs, assigns, and personal representatives.



/s/ WILLIAM MELTON                          /s/ JAMES J. CONDON
---------------------------------           ------------------------------
William Melton                                   James J. Condon


August 20, 1999                             August 20, 1999
---------------------------------           ------------------------------
Date                                             Date